Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement Nos. 333-153328, 333-167502, and 333-207204 on Form S-8 of Timberline Resources Corporation of our report dated December 19, 2016, with respect to the consolidated balance sheets of Timberline Resources Corporation as of September 30, 2016 and 2015, and the related consolidated statements of operations and comprehensive income (loss), changes in stockholders’ equity and cash flows for the years then ended, which report appears in the September 30, 2016 annual report on Form 10-K of Timberline Resources Corporation.

DeCoria, Maichel & Teague, P.S.

Spokane, Washington

December 19, 2016